EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Marco Lima/
Lindsay Hatton
FD Morgen-Walke
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS NAMES JERRY BROFFT

EXECUTIVE VICE PRESIDENT OF PURCHASING

                HOUSTON, TEXAS — February 4, 2003— Consolidated Graphics, Inc. (NYSE:CGX) announced today that Jerry Brofft has joined the Company as Executive Vice President of Purchasing.  In this newly-created position, Mr. Brofft will be responsible for the development and implementation of strategic initiatives to further leverage the Company’s economies of scale. Prior to joining Consolidated Graphics, Mr. Brofft was Vice President of Global Purchasing at Quebecor World Inc.

                Commenting on the announcement, Joe R. Davis, Chairman of the Board and Chief Executive Officer of Consolidated Graphics, stated, “I am very pleased to have Jerry Brofft join our Company.  With more than 20 years of significant experience in purchasing and supply chain management for the commercial printing industry, Jerry is bringing a wealth of knowledge and new ideas to help our operating companies operate more efficiently and profitably, and better serve their customers.”

                Also commenting, Mr. Brofft said, “I am very impressed with the Consolidated Graphics organization and its business model.  The Company is an industry leader with significant growth opportunities.  As Executive Vice President of Purchasing, I look forward to implementing Mr. Davis’ vision for creating additional value for the current operations and maximizing the potential of future opportunities for the Company through comprehensive supply chain management.”

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through locations in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s website at www.consolidatedgraphics.com.

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This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.   The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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